EXHIBIT 10.2
AMENDMENT NO. 2 TO YEON BUSINESS CENTER LEASE AGREEMENT
(3200 NW Yeon)
DATED:	____________, 2005
BETWEEN:	SCHNITZER INVESTMENT CORP.,
an Oregon corporation	(“Landlord”)
AND:	SCHNITZER STEEL INDUSTRIES, INC.,
an Oregon corporation	(“Tenant”)
Recitals:
A.           Landlord and Tenant are parties to a Yeon Business Center (3200 NW Yeon) Lease Agreement dated August 7, 2003 (the “Lease Agreement”), as amended by an Amendment No. 1 to Lease dated February 1, 2004 (the “First Amendment”). The Lease Agreement and the First Amendment are collectively referred to as the “Lease” in this Amendment No. 2 to Yeon Business Center Lease Agreement (the “Amendment”).
B.           Landlord and Tenant have agreed to expand the Premises by adding to the Premises approximately 10,572 rentable square feet in the Building (the “Expansion Space”), on the terms and conditions set forth in this Amendment. After such expansion, Tenant will be the sole tenant in the Building.
C.           Capitalized terms which are used in this Amendment and which are defined in the Lease shall have the meanings given to them in the Lease, unless expressly amended by this Amendment.
Agreements:
NOW, THEREFORE, in consideration of the mutual promises of the parties set forth in this Amendment, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.	Design of Expansion Space Tenant Improvements
1.1          General. Tenant has retained Yost Grube Hall (the “Architect”) to design its improvements to the Expansion Space (the “Expansion Space Tenant Improvements”). Tenant shall cause the Architect to prepare the necessary drawings, including without limitation, Basic Plans and Working Plans as described below for the Expansion Space Tenant Improvements (the “Plans”). The Plans are subject to Landlord’s written approval, which shall not be unreasonably withheld. Throughout the process of design and construction of the Expansion Space Tenant Improvements, Kelly Lang (“Tenant’s Construction Representative”) shall be available, or shall make his representative available, for onsite and telephone consultations and decisions as necessary. Tenant’s Construction Representative shall have the authority to bind Tenant as to all matters relating to the Expansion Space Tenant Improvements.
1.2          Basic Plans. Tenant shall deliver the Basic Plans to Landlord by October 12, 2005. The Basic Plans shall clearly identify and locate on the Basic Plans (i) any equipment requiring special plumbing or mechanical systems, areas subject to above normal loads, special openings in the floor, ceiling, or walls, and other major or special features; and (ii) locations of telephone and electrical receptacles, outlets, and other items requiring electrical power (for special conditions and equipment, power requirements, and manufacturer’s model numbers must be included). Landlord shall review the Basic Plans and shall, in writing within five business days after receipt, either approve the Basic Plans (which approval shall not be unreasonably withheld, conditioned or delayed) or reject them, in which case Landlord shall specify in reasonable detail the deficiencies in the Basic Plans as submitted. If the Basic Plans are rejected, Tenant shall resubmit required changes to the Basic Plans within five business days after Landlord’s rejection until Landlord’s reasonable approval has been obtained.
1.3          Working Plans. On or before the date that is the later of (a) five business days after Landlord’s approval of the Basic Plans or (b) November 1, 2005, Tenant shall cause the Architect to produce and deliver to Landlord full working drawings for construction sufficient to obtain all necessary permits and with sufficient detail to construct the Expansion Space Tenant Improvements in compliance with the approved Basic Plans, including specifications for every item included on the Basic Plan (the “Working Plans”).
1.4            Construction of Expansion Space Tenant Improvements. Upon completion of the Working Plans, and subject to Tenant’s prior, written approval of the original budgeted cost (the “Initial Budget”), Landlord shall construct the Expansion Space Tenant Improvements. Tenant agrees to respond to Landlord’s request for approval of the Initial Budget within five business days of Landlord’s written request therefor. No changes to the Plans or Initial Budget shall be made except with the approval of both Landlord and Tenant. The parties acknowledge that the total cost and of, and Initial Budget for, planning, designing, permitting, installing and constructing (including labor and materials) the Expansion Space Tenant Improvements may exceed the “TI Allowance” (defined below). Landlord shall cause the Expansion Space Tenant Improvements to be completed in a good and workmanlike manner and in compliance with the building permit issued therefor (if any) by the City of Portland. Landlord shall use commercially reasonable efforts to minimize disruption of the conduct of Tenant’s business in the Building during the construction of the Expansion Space Tenant Improvements. Tenant acknowledges that all overtime costs incurred to comply with this requirement shall be included in the total costs of the Expansion Space Tenant Improvements. However, Landlord and Tenant shall work collaboratively to determine whether Tenant would prefer business disruption rather than overtime costs. Tenant shall cooperate and coordinate with Landlord to minimize disruption of the conduct of Tenant’s business in the Building during the construction.
1.5          Payment of Tenant Improvements Costs. Landlord shall pay up to $105,720.00 (the “TI Allowance”) towards the costs of designing and constructing the Expansion Space Tenant Improvements which costs shall include all costs, fees, and expenses incurred by Landlord in connection with the planning, design, permitting, installation, labor, materials and construction of the Expansion Space Tenant Improvements, which costs, fees and expenses shall include construction supervision fees paid to Landlord’s property manager, Schnitzer Northwest, LLC. Construction supervision fees paid to Schnitzer Northwest, LLC, inclusive of Landlord’s overhead charges and overhead costs of Schnitzer Northwest, LLC (if any), shall not exceed five percent (5%) of the total cost of designing and constructing the Expansion Space Tenant Improvements. Landlord shall apply the total amount of the TI Allowance toward payment of costs of designing and constructing the Expansion Space Tenant Improvements as those charges become due and payable, and thereafter, Landlord shall pay, as due, the costs of designing and constructing the Expansion Space Tenant Improvements, up to the amounts included in the Initial Budget. Within seven (7) business days after Tenant’s receipt of an invoice including an itemization of the expenditures and all documentation (e.g. contractor & sub-contractor invoices, and material invoices) supporting the expenditures or such additional documentation reasonably requested by Tenant to support the invoiced amount, Tenant shall reimburse Landlord the payments made by Landlord and included in the Initial Budget (and any Change Orders approved by Tenant) that exceed the TI Allowance.
1.6          Change Orders. Prior to incurring any costs, fees or expenses including, without limitation, governmental fees and assessments in connection with the design, permitting, installation, labor, materials, and construction of the Expansion Space Tenant Improvements that exceed the Initial Budget, and prior to making any modifications to the Plans and/or the materials, finishes, specifications or timelines provided in the Plans, Landlord shall obtain the Tenant’s written approval of such cost, fee, expense or modification (each such change a, “Change Order”). All costs, fees, and expenses including, without limitation, governmental fees and assessments in connection with the design, permitting, installation, labor, materials, and construction of the Expansion Space Tenant Improvements in excess of the Initial Budget that are pre-approved by Tenant in a written Change Order shall be reimbursed to Landlord by Tenant within seven (7) business days after Tenant’s receipt of an invoice including an itemization of the expenditures and all documentation (e.g. contractor & sub-contractor invoices, and material invoices) supporting the expenditures or such additional documentation reasonably requested by Tenant to support the invoiced amount. Tenant shall, at its sole cost and expense, arrange for the installation of all Tenant’s furniture, fixtures and equipment associated with its business. Costs associated with Tenant’s equipment, layout, design and construction coordination are also the sole responsibility of Tenant.
1.7          Tenant Delay. If there shall be a delay in Substantial Completion of the Expansion Space Tenant Improvements or the issuance of a Certificate of Occupancy for the same as a result of:
(a)          Tenant’s failure to deliver any of the Plans within the time periods required in this Amendment;
(b)          Tenant’s failure to approve or reject any item or proposed Change Order, or perform any other obligation within three business days after receipt of written notice from Landlord;
(c)          Tenant’s request for changes in materials, finishes or installations other than those readily available;

(d)	Tenant’s request to deviate from the Plans; or
(e)          Subject to Landlord’s obligation to use commercially reasonable efforts to minimize disruption of the conduct of Tenant’s business in Section 1.4, Tenant’s interference with Landlord’s construction of the Expansion Space Tenant Improvements during Tenant’s work within the Expansion Space (whether such work is performed by Tenant or its contractor or by Landlord or its contractor on Tenant’s behalf);
(each of which shall be deemed a “Tenant Delay”) then the Expansion Space Commencement Date shall be accelerated by the number of days or partial days of such Tenant Delay. Landlord shall notify Tenant of any Tenant Delay and the duration thereof.
1.8          Substantial Completion. The terms “substantial completion,” “Substantial Completion,” “Substantially Complete,” “Substantially complete” and words of similar import (whether or not spelled with initial capitals) as used in the Amendment shall mean the date of substantial completion of the Expansion Space Tenant Improvements pursuant to the Working Plans (as amended by any Change Orders) such that Tenant may commence the installation of any of Tenant’s equipment and occupy the Expansion Space for the conduct of its business (subject to the completion of any additional construction to be performed by Tenant). The Expansion Space Tenant Improvements shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use and enjoyment of the Expansion Space remain to be performed (items normally referred to as “punch list” items). Certification by the Architect as to the substantial completion of the Expansion Space Tenant Improvements shall be conclusive and binding upon Landlord and Tenant. By taking occupancy of the Expansion Space, Tenant shall be deemed to have accepted the Expansion Space Tenant Improvements as substantially complete, except for any latent defects in the Expansion Space Tenant Improvements and except that Tenant shall, within five business days after entering into possession of the Expansion Space, provide Landlord with a list of incomplete and/or corrective items present in the Expansion Space Tenant Improvements and subject to reasonable discovery by Tenant. Tenant shall give written notice to Landlord of discovery of any latent defects in the construction of the Expansion Space Tenant Improvements within five business days of discovery of any such defect and in no event later than one year following the date of substantial completion of the Expansion Space Tenant Improvements. Landlord shall diligently complete, as soon as reasonably possible, all punch list items and adjustments that are not completed upon substantial completion of the Expansion Space Tenant Improvements. Landlord shall diligently complete, as soon as reasonably possible following Tenant’s notice thereof, the repair of any latent defects in the Expansion Space Tenant Improvements if Tenant gives notice of such defects to Landlord within one year following the date of substantial completion of the Expansion Space Tenant Improvements. The Expansion Space Commencement Date shall not be delayed because of the existence of uncorrected punch list items.
2.            Expansion of Premises. Effective on the date of Substantial Completion of the Expansion Space Tenant Improvements, and subject to Landlord vacating the Building (the “Expansion Space Commencement Date”), the Expansion Space shall be added to the Premises and the term “Premises” shall mean approximately 10,267 rentable square feet on the lower level of the first floor of the Building, approximately 10,282 rentable square feet on the first floor of the Building, and approximately 10,225 rentable square feet on the second floor of the Building, all as shown on the attached Exhibit A.
3.            Extension of Term. Effective on the Expansion Space Commencement Date, the Term of the Lease shall be extended to and through June 30, 2015.
4.            Base Rent. Commencing on the Expansion Space Commencement Date, and continuing throughout the Term as extended, Base Rent shall be paid in accordance with the following schedule:
	Rent Per R.S.F. (Annual)
Months	Lower Level	First and Second Floor	Monthly Installments
Expansion Space Commencement Date through December 31, 2005	$13.33	$17.43	$41,191.34
1/1/06-12/31/06	$13.66	$17.87	$42,225.61
1/1/07-12/31/07	$14.00	$18.32	$42,225.61
1/1/08-12/31/08	$14.35	$18.78	$44,371.08
1/1/09-12/31/09	$14.71	$19.25	$45,482.28
1/1/10-12/31/10	$15.08	$19.73	$46,619.12
1/1/11-12/31/11	$15.45	$20.22	$47,773.06
1/1/12-12/31/12	$15.84	$20.73	$48,978.28
1/1/13-12/31/13	$16.24	$21.25	$50,209.15
1/1/14-6/30/15	$16.65	$21.78	$51,465.67

5.            Operating Expenses. Effective on the Expansion Space Commencement Date, and continuing throughout the Term, as extended, Tenant’s Share of the Building shall be 100%, Tenant’s Share of the Project shall be 11.408%, and the Base Year shall be 2005.
6.            Parking Spaces. Effective on the Expansion Space Commencement Date, the number 51 in Section 1.1(q) of the Lease Agreement shall be replaced with 92. If Tenant wishes to restripe the parking spaces on the Land (defined below) in order to increase the number of parking spaces available to Tenant on the Land, Landlord agrees not to unreasonably withhold consent to such restriping so long as the restriping will have no material adverse impact on the remainder of the Project such as by impairing the flow of traffic or by reducing the number of permitted parking spaces on any other part of the Project. Tenant agrees that Tenant will comply with all notices of violations of applicable laws, rules, regulations, ordinances, codes, and other governmental requirements related to the striping of parking spaces on the Land at its expense. Tenant will indemnify, defend, and hold Landlord harmless from and against any all claims, damages, costs, losses, and liabilities related to the striping of parking spaces on the Land.
7.            Project Expenses. Effective on the Expansion Space Commencement Date, the Operating Expenses payable by Tenant as defined in Section 6.1 of the Lease Agreement shall not include any share of costs related to common signage at the Project or to the maintenance, repair or replacement of any buildings on the Project and the common areas in the interior of such buildings except for the Building. However, Tenant shall pay 100% of Operating Expenses related to the signage on the land described on the attached Exhibit B (the “Land”) and to the Building.
8.            Further Modifications to Lease. Effective on the Expansion Space Commencement Date:
8.1          Section 2.3 and Article XVIII of the Lease Agreement are deleted from the Lease.
8.2          The Tenant’s termination right relating to the use of the “Permanent Expansion Premises” as defined and provided in the First Amendment (the last sentence of Section 1(C) of the First Amendment) is deleted from the Lease.
8.3          The following Section 1.1(s) shall be added to the definitions in the Lease Agreement: “1.1(s) Building Envelope. The Building Envelope shall include the Building, the reserved Surface Parking Spaces as provided in Section 1.1(q) that are on the Land and the ingress and egress points from NW Yeon Avenue into the area of the reserved Surface Parking Spaces on the Land. Nothing herein shall prohibit the Landlord and other tenants of the Project of using the ingress and egress points included in the definition of Building Envelope.”
8.4          The following shall be added to Section 17.5: “Notwithstanding the foregoing, Landlord shall not make changes to the Common Areas that would materially increase, from that existing on the Expansion Space Commencement Date, the amount of traffic making ingress and egress to and from NW Yeon Avenue and the Project through the Building Envelope.
8.5          The following shall be added to the end of Section 10.3 and to the end of Exhibit H: #1: “Notwithstanding the foregoing, Tenant shall be allowed to place its professionally prepared signs within the Building Envelope, provided that the same comply with applicable governmental regulations, are located in a safe manner, do not interfere with the ingress and egress of Landlord or other tenants in the Project, and are approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed). Further, Tenant shall be allowed to restrict the placement of signs, placards, pictures, advertisements, names or notices (“Signage”) within the Building Envelope, and to remove any Signage placed within the Building Envelope at the expense of the party placing the Signage therein.
8.6          The phrase: “by Landlord or on Landlord’s behalf” shall be added to Section 6.1(b)(i) after the word “incurred” in the second line of that Section.
9.            Sale of Project. Landlord intends to sell all or parts of the Project. In connection with any sale of all or any part of the Project, Landlord shall act in good faith to allocate Project costs to the Land in a fair and reasonable manner.
10.          Effect of Amendment. Landlord and Tenant ratify and confirm all provisions of the Lease. Except as expressly amended by this Amendment, the Lease remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

LANDLORD:	SCHNITZER INVESTMENT CORP., an Oregon corporation

By:
Its:
TENANT:	SCHNITZER STEEL INDUSTRIES, INC., an Oregon corporation

By:
Its:

EXHIBIT A

Outline of Premises Including Expansion Space

EXHIBIT B

Legal description of the Land

Parcel 2, Partition Plat No. 1990-25, in the County of Multnomah, and State of Oregon.